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                                                                    EXHIBIT 99.3

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 1997

TO THE STOCKHOLDERS OF PERSEPTIVE BIOSYSTEMS, INC.

    A special meeting of the stockholders (the "Special Meeting") of PerSeptive Biosystems, Inc., a Delaware corporation ("PerSeptive"), will be held on December 4, 1997 at 9:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, 20th Floor, Boston, Massachusetts 02110 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), among The Perkin-Elmer Corporation, a New York corporation ("Perkin-Elmer"), Seven Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Perkin-Elmer ("Merger Sub"), and PerSeptive with respect to the merger of Merger Sub with and into PerSeptive upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, PerSeptive will become a wholly-owned subsidiary of Perkin-Elmer and each share of Common Stock, par value $0.01 per share, of PerSeptive ("PerSeptive Common Stock") issued and outstanding at the Effective Time of the Merger (as defined in the accompanying Proxy Statement/ Prospectus), will be converted into a fraction of a share of Common Stock, par value $1.00 per share, of Perkin-Elmer ("Perkin-Elmer Common Stock") obtained by dividing $13.00 by the average of the closing sale prices per share of Perkin-Elmer Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 20 consecutive trading days immediately preceding the second trading day prior to the Effective Time of the Merger, provided that such exchange ratio will not be less than 0.1486 nor more than
0.1926. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX I THERETO.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Only holders of record of shares of PerSeptive Common Stock at the close of business on October 9, 1997, the record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    Each share of PerSeptive Common Stock will entitle the holder thereof to one vote on each matter which may properly come before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of PerSeptive Common Stock is necessary to approve and adopt the Merger Agreement.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF PERSEPTIVE A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Samuel P. Hunt III, Esq.

                                          Samuel P. Hunt III, Esq.
                                          Vice President, General Counsel and
                                          Secretary

Dated: October 30, 1997